Exhibit 99.2

NEWS RELEASE Contact: Susan McRee (210) 293-7901 www.globalscape.com/company/contact.asp

GlobalSCAPE Acquires Availl, Inc., a leading provider of

Wide-Area File Systems (WAFS)

SAN ANTONIO, TEXAS, September 25, 2006 - GlobalSCAPE, Inc., (GSCP), a leading provider of secure file transport products, today announced that it has acquired 100% of the stock of privately held Availl, Inc. (www.availl.com), a leading provider of Wide-Area File System (WAFS), collaboration and continuous data protection (CDP) products.  This transaction expands GlobalSCAPE’s technology base into data replication, acceleration of file transfer, sharing/collaboration and continuous data backup and recovery.  The combined GlobalSCAPE/Availl will be uniquely positioned to provide comprehensive, secure transfer, sharing, and replication of files that need to be transmitted inside the firewall to distributed offices or outside the firewall to business and trading partners.

GlobalSCAPE is purchasing Availl for a total initial consideration of $9,650,000, which is comprised of $7,650,000 in cash and $2,000,000 in GlobalSCAPE stock. The former Availl stockholders are also entitled to up to an additional $100,000 in cash depending upon the achievement of certain revenue targets for Availl for the third and fourth quarters of 2006.

“We are excited about the synergies created between these two companies,” stated Randy Poole, President and CEO of GlobalSCAPE.  “Besides state-of-the-art technology, Availl has very talented people; we welcome them to our team and look forward to working with them.  Availl is profitable and growing rapidly.  We expect this deal to be accretive for GlobalSCAPE immediately.”

SVB Silicon Valley Bank has provided a $5,000,000 senior acquisition debt facility, together with a $750,000 revolving line of credit, to assist GlobalSCAPE in the acquisition of Availl, Inc.  “GlobalSCAPE has spent a decade helping companies develop efficient and secure file management systems at the enterprise level,” said Doug Mangum, Managing Director with SVB Silicon Valley Bank. “We’re excited to be working with an acknowledged leader in this space and are glad to be supporting the company in this strategic acquisition.”

About GlobalSCAPE

GlobalSCAPE provides secure file management software that enables companies to safely send data over the Internet. GlobalSCAPE’s products guarantee the privacy of critical information such as the transfer of financial data, medical records, customer files, intellectual property, and other sensitive documents. GlobalSCAPE’s file management software ensures compliance with government regulations on protecting information and allows enterprises to reduce IT costs, increase efficiency, track and audit transactions, and automate processes. GlobalSCAPE’s products are used by leading technology, banking, healthcare, and public sector organizations and can be customized to fit various customer needs, creating a variety of solutions. In addition, GlobalSCAPE provides content management and website development tools. Founded in 1996, GlobalSCAPE is the developer of CuteFTP, the most popular file transfer protocol application on the market. GlobalSCAPE is headquartered in San Antonio, TX.  For more information, please visit http://www.globalscape.com or call GlobalSCAPE toll-free at 800-290-5054 (US) or 210-308-8267 (international).

About Availl

Based in Andover, Mass., Availl is the market leader in real time wide area file systems (WAFS) and Continuous Data Protection software. With the most advanced acceleration and true mirrored/coherent multi-directional Distributed File System, Availl’s enterprise solutions are used by 14 of the Fortune 100 companies, and thousands of sites of all sizes around the globe.  Availl’s customers have both efficient and transparent WAFS, as well as consolidated and continuous data and database protection in real time, and on any scale. The Availl solution allows truly distributed organizations to function transparently across any distance.  For more information, please visit Availl at http://www.availl.com.

About Silicon Valley Bank

SVB Silicon Valley Bank is a member of global financial services firm SVB Financial Group, with SVB Alliant, SVB Analytics, SVB Capital and SVB Global. SVB Silicon Valley Bank provides banking services to emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Through its focus on specialized markets and extensive knowledge of the people and business issues driving them, SVB Silicon Valley Bank provides a level of service and partnership that measurably impacts its clients’ success. Founded in 1983 and headquartered in Santa Clara, Calif., the company serves clients around the world through SVB Financial Group’s 27 U.S. offices and three international operations. More information on the company can be found at www.svb.com.  SVB Silicon Valley Bank refers to the commercial banking operation of SVB Financial Group, which includes Silicon Valley Bank, the California bank subsidiary of SVB Financial Group.